Exhibit 99.2

March 19, 2019

Dear Fellow Shareholder:

Over the past six years, we have conducted an annual estimated valuation of our healthcare real estate assets and balance sheet. This past year was no different. Below are highlights regarding the results of the company’s estimated net asset valuation (NAV) per share as of a December 31, 2018 measurement date.

1.

The estimated NAV per share as of calendar year end 2018 is $10.01. The total real estate value remained relatively unchanged from last year. However, consistent with the broader market, we did experience relative softness in valuations for our seniors housing assets due to lower net operating income expectations and higher cap rates that were partly influenced by oversupply concerns in select markets; labor and wage pressures at the property level; and the severity of the 2017-2018 flu season, which affected occupancies in many of our communities. The valuations of our seniors housing assets were tempered by our medical office assets, which received premium valuations based on our executed sale agreement with Welltower Inc. (NYSE: WELL), discussed further below.

2.

Our most recent NAV was also impacted by an increase in company borrowings as we funded thoughtful capital and expansion projects throughout the portfolio, along with an increase in our estimate of transaction costs to reflect a hypothetical orderly sale of the company’s assets now that we are further along in the strategic alternatives process. Please keep in mind that the estimated NAV is as of a specific date and is not necessarily indicative of the value that would be ultimately realized upon the conclusion of our shareholder liquidity process.

3.

The estimated NAV includes our 55 healthcare assets that are currently under contract to be sold to Welltower for a gross price of $1.25 billion. In the prior year’s estimated NAV, these assets were valued in accordance with IPA guidelines and excluded any portfolio premium based on size or quality of portfolio. This year’s estimated NAV utilized the gross sales price, net of various credits and adjustments to more precisely reflect the market value of these assets in an arms-length transaction. This is the first sizeable transaction pursuant to the company’s ongoing strategic alternatives process.

Our valuation committee, consisting solely of our independent directors, engaged Robert A. Stanger & Co., Inc. (Stanger), an independent third-party valuation firm to conduct valuation analyses of our real estate assets and balance sheet. Our board of directors received a unanimous recommendation from the valuation committee and afterwards determined $10.01 as the estimated NAV per share of our common stock as of December 31, 2018. The per share value of $10.01 represents the midpoint of the Stanger-provided NAV per share range of $9.55 to $10.50. The graph below depicts our annual NAV per share results over time, beginning with our first valuation as of September 2013.

For additional details and information on this year’s valuation and process, I encourage you to visit our website at cnlhealthcareproperties.com to access our valuation presentation and Form 8-K, both of which were filed with the U.S. Securities & Exchange Commission.

Looking Ahead

As part of our continued strategic alternatives process, earlier this month we also entered into an agreement to sell four of our inpatient rehabilitation facilities to Global Medical REIT (NYSE: GMRE) for approximately $94 million. Our near-term priority is to complete the sales to both Global Medical REIT and to Welltower by mid-2019. As we have mentioned before and as you would expect, the pending sales are subject to customary closing conditions and other third-party consents. As such, there is no assurance if or when the sales will close. While we as a board and management team are focused on closing these transactions, we remain wholly committed to actively driving enhanced operational and financial performance in the balance of our seniors housing-centric portfolio.

All the while, we will also continue our ongoing work to maintain a strong balance sheet and financial condition, while managing expenses and operating efficiently as we continue our exploration and execution of liquidity alternatives. As always, thank you for your ongoing support and confidence in allowing us to serve you. Please contact your financial advisor or CNL Client Services at 866-650-0650, option 3 with any questions you may have.

Sincerely,

Stephen H. Mauldin

President and Chief Executive Officer

cc: Financial advisors

1 The estimated NAV per share is only an estimate and is based on several assumptions and estimates which can be considered inherently imprecise. The NAV is based on numerous assumptions with respect to industry, business, economic and regulatory conditions, all of which are subject to changes. Throughout the valuation process, the valuation committee, our advisor and senior members of management reviewed, confirmed and approved the processes and methodologies and their consistency with real estate industry standards and best practices.

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, will, continues, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict. Shareholders and financial advisors should not place undue reliance on forward-looking statements.

2